EXHIBIT (e)(4)(b)

SCHEDULE B EATON VANCE MUTUAL FUNDS TRUST AMENDED AND RESTATED DISTRIBUTION AGREEMENT August 9, 2010

Name of Fund	Distribution Fee Payable

Eaton Vance Emerging Markets Local Income Fund – Class A Shares	0.30%
Eaton Vance Floating Rate Advantage Fund – Class B Shares	0.40%
Eaton Vance Floating Rate Advantage Fund – Class C Shares	0.60%
Eaton Vance Global Macro Absolute Return Advantage Fund – Class A Shares	0.30%
Eaton Vance Global Macro Absolute Return Fund – Class A Shares	0.30%
Eaton Vance International Income Fund – Class A Shares	0.30%
Eaton Vance Low Duration Fund – Class C Shares	0.60%

B-1